Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-126811

January 30, 2007

iPATH EXCHANGE TRADED NOTES

INSTITUTIONAL BROKER/DEALER CONTACTS

For institutional trading inquiries, please contact the trading desks listed below.

BANK OF AMERICA Raj Malhotra Jason Megson 212 583 8050	DEUTSCHE BANK Natalie Horton Andrew Ruckh 212 250 2710	MERRILL LYNCH Nick Rankin Jonathan Siegel 212 449 1078

BEAR STEARNS W. James Chen John Cioffi 212 272 8982	GOLDMAN SACHS Mike Crinieri Cory Laing 212 357 7445	MORGAN STANLEY Bill Ahmuty Anita Schindelheim 212 761 5369

CITIGROUP Drew Corbett Matthew Duffy 212 723 7876	JP MORGAN John Lacalle Ross Mtangi 212 622 2914	UBS Ken Marshner Emerson Wu 203 719 1355

CSFB Stephen Hemstalk Josh Lukeman 212 325 1478	LEHMAN BROTHERS Jared Dillian BJ Prager 212 526 0191	WACHOVIA John Bishop 212 891 5089

For more iPath ETN information, please contact the iPath Institutional Team:

Mike Lieder*, Brendan Ahern* or Katie Waltemyer* at 800 743 9285.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The return on the Securities is linked to the performance of a market index. Historical values of the index or any index component should not be taken as an indication of the future performance of the index during the term of the Securities.

*Associates of Barclays Global Investors Services. Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A., assists in the promotion of iPath Exchange Traded Notes. Barclays Global Investors, N.A., and Barclays Capital Inc., are affiliates of Barclays Bank PLC. Neither Barclays Bank PLC nor its affiliates are affiliated with the companies listed above.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A., assists in the promotion of iPath Exchange Traded Notes. Barclays Global Investors, N.A., and Barclays Capital Inc., are affiliates of Barclays Bank PLC.

Risks of investing in the Securities include limited portfolio diversification, uncertain principal repayment, and illiquidity. Also, the investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. Sales in the secondary market may result in significant losses.

The Securities may be sold throughout the day on the exchange through any brokerage account. However, there are restrictions on the minimum number of Securities you may redeem directly from the Issuer, and on the dates on which you may redeem them, as specified in the applicable prospectus. Brokerage commissions will apply to purchases and sales of the Securities in the secondary market. The sale, redemption or maturity of the Securities will generate tax consequences. The trading prices of the Securities will reflect changes in their intrinsic value as well as market supply and demand, among other factors. Factors that may influence the market value of the Securities include the time remaining to the maturity of the Securities; supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any other market maker; economic, financial, political, regulatory, geographical, biological, or judicial events that affect the level of the index or the market price of the index components; or the creditworthiness of Barclays Bank PLC.

© 2007 Barclays Global Investors, N.A. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, service-marks or registered trademarks are the property of their respective owners. 3908-iP-0107 368–16AG-1/07

Not FDIC Insured • No Bank Guarantee • May Lose value

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